UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2020

ADMA BIOLOGICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36728	56-2590442
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

465 State Route 17, Ramsey, New Jersey		07446
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (201) 478-5552

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ADMA	Nasdaq Global Market

Item 1.01	Entry into a Material Definitive Agreement.

Overview

On December 8, 2020 (the “Amendment Date”), ADMA Biologics, Inc., a Delaware corporation (the “Company”), announced that it entered into Amendment No. 2 (the “Amendment”) to that certain Credit Agreement and Guaranty, dated as of February 11, 2019 and previously amended by Amendment No. 1 dated May 3, 2019 (as amended, the “Credit Agreement”), with ADMA Plasma Biologics, Inc. (“ADMA Plasma Biologics”), ADMA BioCenters Georgia Inc. (“ADMA BioCenters”), ADMA BioManufacturing, LLC (“ADMA BioManufacturing” and together with ADMA Plasma Biologics and ADMA BioCenters, the “Subsidiary Guarantors”) and Perceptive Credit Holdings II, LP (the “Lender”).

The Amendment provides for additional senior, secured, delayed-draw term loans in an aggregate principal amount of $15.0 million (the “Fourth Tranche”), which the Company drew-down in full on the Amendment Date, on the same terms as the existing term loans described in the Credit Agreement. Concurrently with the draw-down of the Fourth Tranche, the Company prepaid in full all indebtedness, together with all accrued and unpaid interest and fees, costs and expenses, arising under that certain Subordinated Loan Agreement, dated as of June 6, 2017, by and between Biotest Pharmaceuticals Corporation, ADMA Biomanufacturing and the Company, as amended from time to time (the “Biotest Loan”).

The Amendment also extends the scheduled maturity date for the loans under the Credit Agreement to March 1, 2024.

The Credit Agreement, together with the Amendment, now provides for a senior secured term loan facility with an aggregate principal amount of up to $100.0 million (collectively, the “Credit Facility”), comprised of (i) an initial term loan made on February 11, 2019 with an outstanding principal amount of $45.0 million, (ii) the second tranche term loan made on May 3, 2019, with an outstanding principal amount of $27.5 million, (iii) the third tranche term loan, made on March 20, 2020, with an outstanding principal amount of $12.5 million and (iv) the Fourth Tranche, as evidenced by the Company’s issuance of a promissory note (the “Note”) in favor of the Lender on the Amendment Date, with an outstanding principal amount of $15.0 million. As amended by the Amendment, the Credit Facility has a maturity date of March 1, 2024, subject to acceleration pursuant to the Credit Agreement, including upon an Event of Default (as defined in the Credit Agreement). Borrowings under the Credit Facility have an interest-only term through the duration of the borrowings until the scheduled maturity date of March 1, 2024.

A copy of the press release announcing the Company’s entry into the Amendment is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein. The foregoing is a summary of the material terms of the Amendment and does not purport to be complete. A copy of the Amendment is attached as Exhibit 10.1 and incorporated by reference herein.

Interest Rate

As previously disclosed at the time of entry into the Credit Agreement, borrowings under the Credit Agreement bear interest at a rate per annum equal to 7.5% (the “Applicable Margin”) plus the greater of (i) one-month LIBOR and (ii) 3.5%; provided, however, that upon, and during the continuance of, an Event of Default, the Applicable Margin shall automatically increase by an additional 400 basis points. On the last day of each month during the term of the Credit Facility, the Company will pay accrued interest to the Lender.

Warrant

As consideration for the Amendment, the Company has issued, on the Amendment Date, a Warrant to Purchase Stock to the Lender (the “Warrant”). The Warrant has an exercise price equal to $1.94, which is equal to the trailing 10-day volume weighted average price (“VWAP”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), on the business day immediately prior to the Amendment Date. The Warrant is exercisable for 2,390,000 shares of Common Stock and has an expiration date of December 8, 2030. The Lender represented to the Company, among other things, that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”)), and the Company issued the Warrant in reliance upon an exemption from registration contained in Section 4(2) under the Securities Act. The Warrant and the shares of Common Stock issuable thereunder may not be offered, sold, pledged or otherwise transferred in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act.

Item 1.02	Termination of a Material Definitive Agreement.

To the extent applicable, the disclosures of the prepayment of the Biotest Loan in Item 1.01 above are incorporated into this Item 1.02 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent applicable, the disclosures of the material terms and conditions of the Credit Facility and the Amendment in Item 1.01 above are incorporated into this Item 2.03 by reference.

Item 9.01	Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Note, dated December 8, 2020, issued by the Company to Perceptive Credit Holdings II, LP.
10.1	Amendment No. 2 to Credit Agreement and Guaranty, dated December 8, 2020
99.1	Press Release of the Company, dated December 9, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 9, 2020	ADMA Biologics, Inc.

	By:	/s/ Brian Lenz
		Name:	Brian Lenz
		Title:	Executive Vice President and Chief Financial Officer